As filed with the Securities and Exchange Commission on March 3, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TIGERLOGIC CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	94-3046892
(State of incorporation)	(I.R.S. Employer Identification Number)

25A Technology Drive

Irvine, CA 92618

(Address, including zip code, of Registrant’s principal executive offices)

TIGERLOGIC CORPORATION

2009 EQUITY INCENTIVE PLAN

(Full title of the plan)

Thomas Lim

TIGERLOGIC CORPORATION

25A Technology Drive

Irvine, CA 92618

(949) 442-4400

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

N. Anthony Jefferies, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.10 par value: Reserved for future issuance under the TigerLogic Corporation 2009 Equity Incentive Plan	800,925 shares (1)	$2.03(2)	$1,625,877.75	$63.90

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under its 2009 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Registrant’s Common Stock as reported on The NASDAQ Capital Market on February 27, 2009, which was $2.03 per share.

TIGERLOGIC CORPORATION

REGISTRATION STATEMENT ON FORM S-8

Explanatory Statement

The following shares that were previously reserved for issuance pursuant to the TigerLogic Corporation 1999 Stock Plan, as amended (the “1999 Plan”) and registered pursuant to registration statements on Forms S-8 filed with the Securities and Exchange Commission on February 27, 2007 (File No. 333-140919), August 31, 2007 (File No. 333-145847) and June 24, 2008 (File No. 333-151890) for which registration fees of $101.81, $59.12 and $178.28, respectively, were paid with respect to a total of 2,958,296 shares, may now be issued pursuant to the TigerLogic Corporation 2009 Equity Incentive Plan (the “2009 Plan”): 2,857,882 shares that have been reserved but not issued under the 1999 Plan and are not subject to any awards granted thereunder, and up to 100,414 shares that are subject to awards granted under the 1999 Plan that otherwise would have been returned to the 1999 Plan on account of the expiration, cancellation or forfeiture of awards granted under the 1999 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

TigerLogic Corporation (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-KSB, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the fiscal year ended March 31, 2008, on June 24, 2008;

(2)	The Registrant’s Quarterly Reports on Form 10-Q, filed with the Commission pursuant to Section 13 of the Exchange Act for the quarters ended June 30, 2008, on August 12, 2008, September 30, 2008, on November 12, 2008, and December 31, 2008, on February 11, 2009;

(3)	The Registrant’s Definitive Proxy Statement on Schedule 14a filed with the Commission on January 23, 2009;

(4)	The Registrant’s Current Reports on Form 8-K filed with the Commission on August 8, 2008, December 19, 2008, February 26, 2009 and February 27, 2009; and

(5)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A as filed pursuant to Section 12(g) of the Exchange Act on December 22, 1987.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be held personally liable for monetary damages for breach of the fiduciary duty as a director, provided that a director may be liable (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for any violation of Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Bylaws, as amended, provide for mandatory indemnification of its directors and executive officers, to the fullest extent permissible under Delaware law.

In addition, the Registrant has a policy of entering into indemnification agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Registrant, which approval shall not be unreasonably withheld) actually and reasonably incurred in connection with any proceeding, whether actual or threatened, pending or completed action, suit, proceeding or any alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.2*	Registrant’s 2009 Equity Incentive Plan and form of stock option agreement thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of securities being registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to the Registrant’s Form 8-K, filed on February 26, 2009.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To include any additional or changed material information on the plan of distribution.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) The undersigned Registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) The undersigned Registrant hereby undertakes, for determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 3, 2009.

TIGERLOGIC CORPORATION

By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Lim his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Koe Richard W. Koe	Chairman of the Board and Interim Chief Executive Officer (Principal Executive Officer)	March 3, 2009

/s/ Thomas Lim Thomas Lim	Chief Financial Officer (Principal Financial and Accounting Officer)	March 3, 2009

/s/ Gerald F. Chew Gerald F. Chew	Director	March 3, 2009

/s/ Douglas G. Marshall Douglas G. Marshall	Director	March 3, 2009

/s/ Philip D. Barrett Philip D. Barrett	Director	March 3, 2009

TIGERLOGIC CORPORATION

INDEX TO EXHIBITS

Exhibit Number	Description
4.2*	Registrant’s 2009 Equity Incentive Plan and form of stock option agreement thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of securities being registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to the Registrant’s Form 8-K, filed on February 26, 2009.